Exhibit 99.1

Nobel Laureate Dr. Michael Houghton Appointed to Assembly Biosciences
Board of Directors

-- Esteemed academic and industry virologist discovered hepatitis C virus (HCV); brings 40+ years of scientific and drug development experience --

SOUTH SAN FRANCISCO, CA, July 20, 2021 -- Assembly Biosciences, Inc. (Nasdaq: ASMB), a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV), today announced that Sir Michael Houghton, PhD, has been appointed to the company’s board of directors. Dr. Houghton was awarded the 2020 Nobel Prize in Physiology or Medicine along with two other research scientists in recognition of their discovery of the hepatitis C virus (HCV) in 1989. Dr. Houghton will also serve as a member of Assembly Bio’s Science and Technology Committee.

“For more than 30 years, I’ve witnessed Mike’s perseverance and unwavering drive to solve complex scientific challenges related to viral hepatitis. By pushing the limits of technologies available at the time, he and his team not only cloned, identified and discovered the hepatitis C virus, they also developed critical blood screening tools to prevent the transfusion of infected blood and transmission of hepatitis C, which allowed us to unravel the natural history of this disease,” said John McHutchison, AO, MD, Chief Executive Officer and President of Assembly Bio. “Mike’s groundbreaking work paved the way for new therapies and, ultimately, a cure, and I’m honored to have him serve on our board. His counsel and experience will be invaluable as we pursue approaches directed toward finite and curative therapy for HBV – a disease where Mike has a long standing scientific interest and which has not seen significant therapeutic innovation in more than two decades.”

“I am thrilled to welcome Mike to the Assembly Bio Board of Directors, and I am confident that we will benefit significantly from his strong scientific acumen, expertise and thought leadership in virology, and deep knowledge of the research and drug development process,” said William Ringo, chairman of the board at Assembly Bio. “Mike’s strategic insights will be tremendous assets to the company, and we are eager to benefit from his profound and measurable success in the field.”

Dr. Houghton is currently director of the Li Ka Shing Applied Virology Institute at the University of Alberta in Edmonton, AB Canada. Since joining the University in 2010 as Canada Excellence Chair in Virology, he has served as a Li Ka Shing professor in the Department of Medical Microbiology and Immunology. Previously, he was chief scientific officer at Epiphany Biosciences and vice president of hepatitis C and virology research at Novartis Vaccines and Diagnostics. Earlier in his career, Dr. Houghton spent 24 years in hepatitis C and virology research at Chiron Corporation, where he held director and vice-president level roles of increasing responsibility. He began his career as senior research investigator working on human interferon genetics at Searle Research Laboratories in Buckinghamshire, England.

Dr. Houghton earned a BSc in biological sciences from the University of East Anglia, and a PhD in biochemistry from King’s College, University of London. Over the course of his career, he has been the recipient of 17 prestigious awards, including the Lasker Award and, most recently, the Nobel Prize in Physiology or Medicine. In addition to 85 patents, Dr. Houghton’s research has been published extensively in leading, peer-reviewed scientific journals. In 2021, Dr. Houghton was knighted in the Queen’s Birthday Honours for services to medicine.

“I am excited about the potential for Assembly Bio’s novel pipeline to target finite and curative therapies for HBV, where significant progress is needed to improve the current treatment paradigm for the more than 250 million individuals worldwide living with the disease,” said Dr. Houghton. “I believe that the world-class team at Assembly Bio is well positioned to advance these programs and deliver significant therapeutic innovations to the field and to patients.”

About Assembly Biosciences
Assembly Bio is a clinical-stage biotechnology company committed to bringing finite and curative therapies to the 270 million people living with hepatitis B virus (HBV) worldwide. A pioneer in the development of a new class of potent, oral core inhibitor drug candidates, Assembly Bio’s approach aims to break the complex viral replication cycle of HBV to free patients from a lifetime of therapy. Assembly Bio’s strategy toward cure includes a leading portfolio of more potent, next-generation core inhibitors, proof-of-concept combination studies and a research program focused on the discovery of novel HBV targets. For more information, visit assemblybio.com.

Forward-Looking Statements
The information in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to materially differ. These risks and uncertainties include: Assembly Bio’s ability to initiate and complete clinical studies involving its therapeutic product candidates, including studies contemplated by Assembly Bio’s clinical collaboration agreements, in the currently anticipated timeframes; safety and efficacy data from clinical studies may not warrant further development of Assembly Bio’s product candidates; clinical and nonclinical data presented at conferences may not differentiate Assembly Bio’s product candidates from other companies’ candidates; continued development and commercialization of Assembly Bio’s product candidates, if successful, in the China territory will be dependent on, and subject to, Assembly Bio’s collaboration agreement governing its activity in the China territory; Assembly Bio’s ability to maintain financial resources necessary to continue its clinical studies and fund business operations; any impact that the COVID-19 pandemic may have on Assembly Bio’s business and operations, including initiation and continuation of its clinical studies or timing of discussions with regulatory authorities; and other risks identified from time to time in Assembly Bio’s reports filed with the U.S. Securities and Exchange Commission (the SEC). You are

urged to consider statements that include the words may, will, would, could, should, might, believes, hopes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal or the negative of those words or other comparable words to be uncertain and forward-looking. Assembly Bio intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about Assembly Bio’s risks and uncertainties are more fully detailed under the heading “Risk Factors” in Assembly Bio’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Assembly Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor and Corporate:

Lauren Glaser

Senior Vice President, Investor Relations and Corporate Affairs

(415) 521-3828

lglaser@assemblybio.com

Media:

Sam Brown Inc.

Audra Friis

(917) 519-9577

ASMBMedia@sambrown.com

# # #